Filed under Rule 424(b)(3)
                                      (File No. 33-60855)

 PROSPECTUS SUPPLEMENT
 TO PROSPECTUS DATED JULY 7, 1995
 AND PROSPECTUS SUPPLEMENT THERETO DATED AUGUST 3, 1995

                   BERKSHIRE HATHAWAY INC.

                   SHARES OF COMMON STOCK
                      ($5.00 PAR VALUE)

     This Prospectus Supplement amends and supplements information contained in the section captioned "Selling Shareholders" of that certain Prospectus dated July 7, 1995, as supplemented by that certain Prospectus Supplement dated August 3, 1995 (as so supplemented, the "Prospectus"), relating to 7,730 shares (the "Shares") of the Common Stock, par value $5.00 per share ("Common Stock"), of Berkshire Hathaway Inc. (the "Company").

     The date of this Prospectus Supplement is September 29, 1995.

                       _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       _________________________

                         SELLING SHAREHOLDERS

     From time to time one or more of the Selling Shareholders named in the Prospectus may make gifts of Shares to the following charitable organizations, each of which shall be deemed to be a "Selling Shareholder" for purposes of the Prospectus and this Prospectus Supplement:

 The Alpine School District Foundation
 American Indian Services
 Ballet West
 Boys and Girls Club of Murray and Midvale
 Brigham Young University
 Colorado Academy
 Corporation of the President of The Church
   of Jesus Christ of Latter-Day Saints
 Dixie College Foundation
 David Eccles Conference Center and Peery Egyptian Theatre
 Great Salt Lake Council, Inc., Boy Scouts of America
 Jon M. Huntsman Family Community Shelter Trust
 Kanesville Restoration, Inc.
 The National Society of the Sons of Utah Pioneers
 Ogden Dinosaur Park & Museum Foundation
 Old Deseret Foundation
 The Provo School District Foundation for Excellence
 Salt Lake Community College Foundation
 Salt Lake Olympic Organizing Committee
    for the Olympic Winter Games of 2002
 Shelter the Homeless Committee, Inc.
 Syracuse Museum Foundation
 United Way of Davis County
 Utah Boys Ranch
 Utah Chamber Artists, Inc.
 Utah Festival Opera Company
 Utah Opera Company
 Utah State Historical Society
 Utah State University Fund
 Utah Statehood Centennial Commission
 Utah Symphony
 United Way of Davis County
 United Way of The Great Salt Lake Area
 University of Utah
 Weber State University
 Westminster College of Salt Lake City

     The number of Shares beneficially owned by those particular Selling Shareholders named in the Prospectus will decrease as and when they make such gifts. The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus Supplement by certain of those Selling Shareholders.

                                                            Number of
           SHAREHOLDER NAME                                  SHARES

           William H. Child                                   3237

           David R. Child                                      395

           Nancy C. Evensen                                    301

           Karen Child-Van Alfen                               237

           Sheldon F. Child                                    474

           Joan H. Child and William H. Child,                 110
           as Trustees of The SFC/JHC Family Trust
           dated 12-31-92

     The information regarding the beneficial ownership of the Company's Common Stock by each of the other Selling Shareholders listed under "Selling Shareholders" in the Prospectus is unchanged as of the date of this Prospectus Supplement.